INCORPORATED UNDER THE LAWS OF

NUMBER



SHARES

This Certifies that ______________________ is the registered holder of ______________________ Shares

transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this ______ day of ______ A.D. ______